Exhibit (d)(17)

AMENDMENT TO INVESTMENT ADVISORY CONTRACT
THIS AMENDMENT to the Investment Advisory Contract, is made as of the 16th day of November 2016, between Guggenheim Funds Trust, a Delaware statutory trust (the “Trust”), and Security Investors, LLC, a Kansas limited liability company (the “Management Company”).
WHEREAS, the Trust, on behalf of Guggenheim Investment Grade Bond Fund, a series of the Trust (the “Fund”) and other series of the Trust, and the Management Company are parties to an Investment Advisory Contract made as of January 27, 2014 (the “Agreement”); and
WHEREAS, the parties hereby wish to amend the Agreement to reflect the introduction of a breakpoint in the advisory fee schedule for the Fund.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:
1.    The compensation payable by the Fund to the Management Company pursuant to Section 5(a) of the Agreement is revised effective as of January 30, 2017 to provide that Guggenheim Investment Grade Bond Fund shall pay the Management Company an annual fee equal to 0.50 percent of the average daily net assets of Guggenheim Investment Grade Bond Fund on assets up to $5,000,000,000 and 0.45 percent on assets in excess of $5,000,000,000.
2.    Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.
[Signature Page Follows]

Exhibit (d)(17)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM FUNDS TRUST	SECURITY INVESTORS, LLC

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Amendment to Investment Advisory Contract]
22840857.2